UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 8, 2025

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082	05-0420589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
75 Enterprise Center, Middletown, RI 02842
(Address of Principal Executive Offices) (Zip Code)

(401) 847-3327
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
The Nasdaq Stock Market LLC
Common Stock, par value $0.01 per share	KVHI	(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

On October 8, 2025, KVH Industries, Inc. (the "Company") acquired certain customer, and vendor agreements and other assets from a satellite services provider operating in the Asia-Pacific region for a purchase price of approximately $3.1 million. The Company also paid approximately $0.6 million for certain satellite communications equipment related inventory.

The acquisition is expected to expand the Company's maritime satellite communications distribution capabilities and customer base in the Asia-Pacific market. The acquisition is also expected to contribute incremental gross margin and be accretive to the Company's earnings.

In connection with the acquisition, the Company’s subsidiary has made offers of employment to ten employees of the seller. The Company has also entered into transition arrangements with the seller to facilitate the orderly transfer of acquired assets. The transfer of certain agreements requires the consent of the counterparty. The Company expects that, if consent is not obtained, the Company and the seller will fulfill those agreements through subcontracting arrangements, where permitted. The agreements remain terminable in accordance with their terms, and the unanticipated termination of any of the agreements may prevent the Company from realizing some or all of the anticipated benefits of the acquisition.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.
Date: October 14, 2025	By:	/s/ Anthony F. Pike
Anthony F. Pike
Chief Financial Officer